EXHIBIT 99.1

TurkPower Signs Agreement to Acquire Coal Field With 100mm Tonnes of Coal and $20mm Worth of Coking Coal Inventory
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NEW YORK, NY -- (Marketwire) -- 12/21/11 -- TurkPower Corporation (OTCBB: TRKP) (the "Company") announced today that it is has entered a binding purchase agreement to purchase the Zavyalov Square of the Toguchino Coal Field ("Zavyalov") located in the Toguchino District of Novosibirsk Region, Russia. Zavyalov decrees over 100 million tonnes of forecasted extractable quantity of coal. As part of the transaction the Company receives inventory of coking coal worth in excess of $20 million, which the Company expects to ship in the first quarter of 2012.

Coal at Zavyalov is typically humic with relative low moisture (max 6%), volatile matters (avg. 20%) and GCV of 7990 - 8680 Kcal/kg. The grades of coal are fit for processing into hard coking coal and metallurgical coke, which are both in perpetual short supply and which trade at a high premiums to "regular" coal.

The Company will inform about its revised business plan and forecasts, its planned name change as well as management and board of directors additions in the coming weeks.

About TurkPower Corporation

TurkPower Corporation (OTCBB: TRKP) is an American junior mining company in the process of acquiring 100% ownership of the Zavyalov Square of the Toguchino Coal Field, a privately owned coal mine in Russia. TurkPower also owns a minority interest in an operational iron ore mine in Turkey. TurkPower is currently in the process of evaluating its options and defining its strategy regarding its asset in Turkey, and intends to inform its investors in the near future.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements. Words such as "expects", "intends", "plans", "proposes", "may", "could", "should", "anticipates", "estimates", "likely", "possible", "potential", "believes" and words of similar import may identify forward-looking statements. Such statements are based on management's current expectations, estimates and projections about the companies' businesses, are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors beyond the control of either of the companies, including, but not limited to, the successful completion of the merger; the combined company's ability to raise the required additional capital to develop its mining assets and to identify other acquisition and/or joint venture opportunities in the mining sector, and to establish the technical and managerial infrastructure necessary to take advantage of, and successfully participate in, such opportunities; future economic conditions; demand for manganese and other minerals or metals the company may seek to extract; political stability; and changes in governmental regulations. Additional information on risks and other factors that may affect the business and financial results of TurkPower and the combined company can be found in filings of TurkPower with the U.S. Securities and Exchange Commission.

TurkPower Corporation
100 Park Avenue
New York, New York 10017
T 212-984-0628
F 212-880-6499